April 29, 2013

J.P. Morgan Securities LLC

As Representative of the
several Underwriters listed
in Schedule 1 hereto
c/o J. P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

Re:           Central European Media Enterprises Ltd. — Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as representative of the several Underwriters (the “Representative”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Central European Media Enterprises Ltd., a Bermuda corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), of Class A Common Stock par value $0.08 per share (“Common Stock”), of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representative, the undersigned will not, during the period commencing on the date hereof and ending 90 days after the date of the prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned (as a result of the power to dispose) by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  The foregoing restrictions shall not apply to (i) transfers of up to 10,000 shares of Common Stock, in the aggregate, of the undersigned’s shares of Common Stock or securities convertible or exchangeable for Common Stock pursuant to any Rule 10b5-1 trading plans of the undersigned, whether or not existing on the date hereof, provided that such trading plan does not provide for sales or other dispositions of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock from the date hereof through the period ending 90 days after the date of the Prospectus and no filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily regarding transfers pursuant to such plan until after the expiration of the 90-day period referred to above, (ii) exercises of any stock option or the vesting of any restricted stock unit granted under any Company plan, including but not limited to any stock incentive plan, employee stock option plan or restricted stock unit plan, or transfers (including, without limitation, sales) of stock pursuant to the terms of such plans to cover tax payments or any form of “cashless” exercise generally available for such grants; (iii) exercises of options or warrants or conversions of preferred stock or notes, provided that any shares of Common Stock received upon the exercise or conversion of such options, warrants, preferred stock or notes shall be subject to the restrictions contained in this Letter Agreement, or (iv) (A) bona fide gifts or other transfers for no consideration, (B) dispositions of Common Stock to any trust, family limited partnership or similar entity for the direct or indirect benefit of the undersigned and/or the ancestors, lineal descendants, siblings or spouse of the undersigned, or (C) if the undersigned is a partnership, limited liability company, trust, corporation or similar entity, distributions of Common Stock to its partners, members, beneficiaries or stockholders or contributions or other transfers to its wholly-owned subsidiaries; provided that, in the case of any transfers pursuant to this clause (iv), it shall be a pre-condition to any such transfer or distribution that (x) the transferee or distributee shall execute and deliver to the Representative a lock-up letter in the form of this paragraph; (y) any such transfer or distribution shall not involve a disposition for value; and (z) no filing by any party (distributor, distributee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above).

Notwithstanding the foregoing, the undersigned may (a) effect transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions during the 90-day restricted period and (b) enter into a new Rule 10b5-1 trading plan, provided that such trading plan does not provide for sales or other dispositions of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock from the date hereof through the period ending 90 days after the date of the Prospectus and no filing under the Exchange Act, or other public announcement shall be required or shall be made voluntarily regarding the establishment of such plan until after the expiration of the 90-day period referred to above.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective within 15 business days of the date hereof, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement.

The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

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This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

By:	/s/ Stephen Kapner
Print Name: Stephen Kapner
Title: Managing Director